Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (“Agreement”) is entered into by and among Hologic, Inc., a Delaware Corporation (“Hologic”) and Cytyc Prenatal Products Corp., a Delaware corporation  (“Cytyc” and, together with Hologic, the “Hologic Parties”), on the one hand, and K-V Pharmaceutical Company, a Delaware corporation (“KV”) and each of the other Debtors (as defined below), on the other hand.

RECITALS

A.           On August 4, 2012, KV and certain of its affiliates (collectively, the “Debtors”) each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), jointly administered under Case No. 12-13346 (ALG) (collectively, the “Bankruptcy Cases”).

B.           The Hologic Parties and KV are parties to that certain Asset Purchase Agreement, dated as of January 16, 2008 (as amended by that certain Amendment No. 1, dated January 8, 2010, Amendment No. 2, dated February 3, 2011, Amendment No. 3, dated February 10, 2011, Amendment No. 4, dated March 10, 2011, Amendment No. 5, dated April 27, 2011, and Amendment No 6, dated January 17, 2012, collectively, and including all ancillary licenses and other documents and instruments executed in connection therewith, the “Purchase Agreement”), pursuant to which KV purchased the worldwide rights to the pharmaceutical product Makena® (hydroxyprogesterone caproate injection) and related assets (collectively, the “Makena Assets”).  Pursuant to the Purchase Agreement, KV is obligated to make certain payments to Hologic.  Hologic asserts that KV’s obligations under the Purchase Agreement are secured by a first-priority, duly-perfected security interest in all of KV’s right, title and interest in, among other things, the Makena Assets.  KV disputes the collateral in which Hologic claims an interest, as well as the amount of the remaining payments due to Hologic under the Purchase Agreement.

C.           In connection with the commencement of the Bankruptcy Cases, on August 4, 2012, the Debtors filed a motion seeking, among other relief, authority to continue using their existing cash management system and authority to continue their prepetition practices with respect to intercompany transactions [Docket No. 4] (the “Cash Management Motion”).  Hologic filed two objections to the relief requested in the Cash Management Motion [Docket Nos. 22 and 66] (the “Cash Management Objections”) in which Hologic requested, among other relief, that the Bankruptcy Court decline to permit the Debtors to continue their prepetition practices with respect to intercompany transactions.  The Bankruptcy Court entered an order on August 7, 2012 [Docket No. 36] granting the relief requested in the Cash Management Motion on an interim basis and entered a second order on September 28, 2012 [Docket No. 220] further granting the relief requested on an interim basis.  A final hearing regarding the relief requested in the Cash Management Motion is currently scheduled for December 13, 2012.

D.           On or about September 5, 2012, Hologic filed a motion for relief from the automatic stay of section 362 of the Bankruptcy Code [Docket No. 120] (the “Lift Stay Motion”), alleging, among other things, that “cause” exists to lift the automatic stay pursuant to section 362(d)(1) of the Bankruptcy Code due to “the threatened and actual continuing decline in the value of Hologic’s interests in the Makena [Assets]” and because “Hologic’s interests in the Makena [Assets] are [not] adequately protected.”  See Lift Stay Motion ¶ 27.  On September 18, 2012, the Court entered the Stipulation and Scheduling Order in connection with the Lift Stay Motion (the “Scheduling Order”).  On September 20, 2012, the Debtors filed an objection to the Lift Stay Motion [Docket No. 173], disputing, among other things, (i) that cause existed to lift the automatic stay, including Hologic’s assertion that its interests in the Makena Assets were not adequately protected, and (ii) the extent of Hologic’s alleged security interests.  On September 25, 2012, Hologic filed a reply to the Debtors’ objection to the Lift Stay Motion [Docket No. 190].  A preliminary hearing on the relief sought by the Lift Stay Motion was held on September 27, 2012.  Hologic and KV have engaged in extensive fact and expert discovery in connection with the litigation of the Lift Stay Motion.  A final hearing on the Lift Stay Motion is currently scheduled to commence on  December 13, 2012.

E.           On or about September 26, 2012, Hologic filed a proof of claim in the Bankruptcy Cases (Claim No. 43) (the “Hologic POC”), asserting a secured claim against KV in the amount of $95,000,000 plus certain royalties allegedly owed to Hologic under the Purchase Agreement.  KV disputes the amount asserted as owed to Hologic under the Purchase Agreement.

F.           The Debtors and the Hologic Parties, subject to the approval of this Agreement by order of the Bankruptcy Court in the Bankruptcy Cases in the form of order annexed hereto as Exhibit A (with any changes thereto being subject to the approval (not to be unreasonably withheld, delayed or conditioned)) of the Debtors and the Hologic Parties, the “9019 Order”) and certain other conditions set forth herein, desire to resolve and settle all claims and disputes among each of the Debtors and each of the Hologic Parties, whether or not asserted prior to the date hereof, arising from or related to the Purchase Agreement and the Bankruptcy Cases.  To facilitate such resolution and settlement and subject to Bankruptcy Court approval, the Debtors expect to enter into a debtor-in-possession financing facility (the “DIP Facility”), the proceeds of which will be used, in part, to fund the Settlement Payment (defined below) contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound hereby, do hereby agree as follows:

1.           Effective Date.  Other than Sections 1, 3, 4, 5, 6, 10, and 13 through 23 of this Agreement, which shall be effective and binding immediately upon execution of this Agreement by the parties hereto, this Agreement shall become effective and binding on the first day on which all of the following conditions are satisfied (the “Effective Date”):

a.	this Agreement shall have been duly executed by the Debtors and the Hologic Parties;

b.	the Bankruptcy Court shall have entered the 9019 Order; and

c.
the Bankruptcy Court shall have entered an order authorizing the Debtors to enter into the DIP Facility, and the loans under the DIP Facility shall have been funded in accordance with the terms thereof.

2.           Settlement Payment.  Subject to the other terms and conditions of this Agreement, including the occurrence of the Effective Date, Hologic shall be paid, simultaneously with the funding of the loans under the DIP Facility and from the proceeds of such loans, $60,000,000 (the full amount of such payment to be referred to as the “Settlement Payment”) by wire transfer of immediately available funds to an account designated in writing by Hologic.  The Settlement Payment shall be in full satisfaction and discharge of all claims of the Hologic Parties against the Debtors arising from or related to the Purchase Agreement and the Bankruptcy Cases.

3.           Disputes and Litigation.

a.           Upon execution of this Agreement, all currently pending litigation or other disputes between the parties hereto (including, without limitation, any disputes or litigation relating to the Cash Management Objections, the Lift Stay Motion, the Purchase Agreement and the Hologic POC) shall be deemed stayed by agreement of the parties through the earlier of December 31, 2012, or the termination of the Agreement as provided for in Section 6 below (the “Outside Date”).  From the date hereof through the Outside Date (the “Stay Period”), the Hologic Parties shall not file or pursue any filed objections in the Bankruptcy Cases, and the Debtors shall seek no relief against the Hologic Parties in the Bankruptcy Cases (including with respect to the Hologic POC) or in connection with the Purchase Agreement, provided however that the Hologic Parties may file any pleading (including an objection) necessary to respond to any pleading filed by a party other than the Debtors concerning the Hologic Parties.  For the avoidance of doubt, to the extent Hologic is paid the Settlement Payment on or prior to the Outside Date, the Hologic Parties’ agreements in this Section 3.a. shall remain operative.

b.         Subject to Section 3.a. above, pending the making of the Settlement Payment, each of the Debtors and the Hologic Parties shall retain all of their respective rights, claims, and defenses against the other, as they exist as of the date hereof and prior to the execution of this Agreement (and nothing herein shall be used as or construed to be an admission of any kind or nature).

4.           No Transfer of Hologic Claims.  During the Stay Period, and thereafter if the Effective Date occurs and the Settlement Payment is made on or prior to the Outside Date, the Hologic Parties shall not sell, transfer, assign, pledge or otherwise directly or indirectly, or propose, negotiate or agree to transfer to any third party, all or any portion of any claims, in whole or in part, or any interest therein, they have or may have against any Debtor.

5.           Scheduling Order.  If the Debtors have not filed a motion seeking authority to enter into the DIP Facility (the “DIP Motion”) on or prior to December 14, 2012, KV and the Hologic Parties agree to promptly thereafter, and in no event later than January 3, 2013, enter into an amended Scheduling Order, which shall provide for the rescheduling of all proceedings provided for in the Scheduling Order to the extent such proceedings had not been accomplished prior to the time that the Debtors and the Hologic Parties agreed to interrupt such proceedings in anticipation of a contemplated settlement.

6.           Termination.

  a.           In the event that any of the following shall occur: (i) the Debtors’ motion, pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure seeking entry of the 9019 Order (the “9019 Motion”),1 or the DIP Motion is denied, or (ii) the Settlement Payment shall not have been made on or prior to the December 31, 2012, then this Agreement shall be deemed to have been immediately terminated and to be of no further force and effect, such termination to be fully effective without any of the parties hereto being required to give notice or take any other action.

  b.           Following termination of this Agreement, the Debtors agree to seek a final hearing date from the Court in connection with the Lift Stay Motion, with such final hearing date to be no later than January 25, 2013, subject to the availability of the Court.  The parties agree that in the event of the termination of this Agreement, all of the rights and positions of the parties shall be fully restored, including the right to seek, as may be appropriate (taking into account the passage of time while this Agreement was being negotiated and remained in effect), updated and supplemental discovery, and no waiver by any of the parties shall be claimed, including without limitation, with regard to the Lift Stay Motion or any other proceeding by reason of the Stay Period provided for hereunder or otherwise based on delay in proceedings before the Bankruptcy Court (whether occurring before or after the date hereof) or for any reason whatsoever  related to this Agreement or the Stay Period.

7.           Release by the Hologic Parties.  Effective upon the occurrence of the Effective Date and the payment of the Settlement Payment on or before the Outside Date, for good and valuable consideration provided herein, the Hologic Parties, and each of their respective past and present affiliates, subsidiaries, members, officers, directors, shareholders, managers, partners, representatives, agents, employees, financial advisors, industry experts/advisors, attorneys, and joint venturers, and each of their respective predecessors, successors and assigns, (in each case, only in their capacity as such), fully and forever releases and shall be deemed to have fully and forever released, the Debtors, in each case including, as applicable, its direct and indirect, past and present affiliates, subsidiaries, officers, directors, shareholders, managers, members, partners, representatives, agents, financial advisors, industry experts/advisors, attorneys, and joint venturers, and each of their respective predecessors, successors and assigns (in each case, only in their capacity as such), from any and all claims (including the Hologic POC, and in respect of any derivative claim by any third party), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, matters, liens, mortgages, security interests, pledges, encumbrances, privileges, priorities or issues, costs or expenses (including, but not limited to attorney’s fees), from the beginning of the world until the end of time, that arise from, or are based on, connected with, alleged in or related to the Purchase Agreement, the Cash Management Objections, the Lift Stay Motion, or the Bankruptcy Cases (including claims that were asserted or could have been asserted) or that arise from, in whole or in part, or relate to the transactions, occurrences or facts alleged in or related to the Purchase Agreement, the Cash Management Objection, the Lift Stay Motion, and/or the Bankruptcy Cases, in each case, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, foreseeable or unforeseeable, in law, equity or otherwise; provided that such releases shall not release the Debtors from their obligations under this Agreement.  For the avoidance of doubt, such waiver, release and discharge includes a waiver and release of any and all provisions, rights, and benefits conferred by § 1542 of the California Civil Code, which states:

1  The Debtors agree to use their commercially reasonable efforts to cause the ad hoc group of Senior Secured Noteholders to support the 9019 Motion by the filing of a pleading by the ad hoc group of Senior Secured Noteholders in support of such motion.

Section 1542.  Certain Claims Not Affected by General Release.
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;

or by any law of any state or territory of the United States, foreign law, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code.

8.           Release by the Debtors.  Effective upon the occurrence of the Effective Date and the payment of the Settlement Payment on or before the Outside Date, for good and valuable consideration provided herein, each Debtor, and each of their respective estates and any subsequent chapter 7 trustee, and each of their respective past and present affiliates, subsidiaries, members, officers, directors, shareholders, managers, partners, representatives, agents, employees, financial advisors, industry experts/advisors, attorneys, and joint venturers, and each of their respective predecessors, successors and assigns, (in each case, only in their capacity as such), fully and forever releases and shall be deemed to have fully and forever released the Hologic Parties (in each case including, as applicable, their direct and indirect, past and present affiliates, subsidiaries, officers, directors, shareholders, managers, members, partners, representatives, agents, financial advisors, industry experts/advisors, attorneys, and joint venturers, and each of their respective predecessors, successors and assigns (in each case, only in their capacity as such), from any and all claims, including any and all claims that could have been brought by or on behalf of the Debtors or their estates under sections 544, 547, or 548 of the Bankruptcy Code, and the right to recover on account of any such claim under section 550 of the Bankruptcy Code, which in each case are fully and forever discharged, waived, released and settled (whether or not such claim is asserted by or on behalf of the Debtors or the Debtors’ estates by any person or party), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, matters, liens, mortgages, security interests, pledges, encumbrances, privileges, priorities or issues, costs or expenses (including, but not limited to attorney’s fees), from the beginning of the world until the end of time, that arise from, or are based on, connected with, alleged in or related to the Purchase Agreement, the Cash Management Objections, the Lift Stay Motion, or the Bankruptcy Cases (including claims that were asserted or could have been asserted on behalf of the Debtors’ estates) or that arise from, in whole or in part, or relate to the transactions, occurrences or facts alleged in or related to the Purchase Agreement, the Cash Management Objection, the Lift Stay Motion, and/or the Bankruptcy Cases, in each case, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, foreseeable or unforeseeable, in law, equity or otherwise; provided that such releases shall not release the Hologic Parties from their obligations under this Agreement.  For the avoidance of doubt, such waiver, release and discharge includes a waiver and release of any and all provisions, rights, and benefits conferred by § 1542 of the California Civil Code, which states:

Section 1542.  Certain Claims Not Affected by General Release.
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;

or by any law of any state or territory of the United States, foreign law, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code.

9.           Hologic POC.  Upon the occurrence of the Effective Date and payment of the Settlement Payment on or before the Outside Date, the Hologic POC shall be deemed satisfied in full and expunged from the claims register in the Bankruptcy Cases.

10.         Mutual Non-Disparagement.  At all times during the Stay Period, and thereafter if the Effective Date occurs and the Settlement Payment is made on or before the Outside Date, the Hologic Parties and the Debtors shall not, and each shall cause each of their respective affiliates, officers, directors, employees, agents and representatives, not to, make any public statement, written or oral (i) reasonably likely to be harmful to the other party or parties or its or their officers, directors or employees or to be injurious to the goodwill, reputation or business standing of the other party or parties and its or their officers, directors or employees or (ii) that is disparaging or defamatory about the Debtors or the Hologic Parties,  as the case may be, or their respective officers, directors or employees.  For the avoidance of doubt, this paragraph 10 shall not preclude (a) any party or its representatives from (i) any good faith response to any regulatory inquiries or inquiries under oath or (b) any director, in the exercise of his or her fiduciary duties, from making statements during meetings of the Board of Directors of the Hologic Parties or the Debtors, as the case may be, or any committees thereof of which he or she is a member, or in conversations with other directors.

11.         Liens.  Any liens on or security interests in any property of the Debtors held or asserted by, or in favor of, the Hologic Parties shall automatically be deemed, without any further action or filing by any party, released, discharged and terminated upon both the occurrence of the Effective Date and payment of the Settlement Payment on or before the Outside Date.  Notwithstanding such automatic release, discharge and termination, within three (3) business days of receipt of the Settlement Payment, the Hologic Parties shall file a UCC-3 termination statement with the Secretary of State for the State of Delaware related to Makena® and the Purchase Agreement.

12.         Return of Documents.  Following the Effective Date and within five (5) business days of Hologic’s receipt of the Settlement Payment on or before the Outside Date, Hologic shall (i) return to KV all executed original documents delivered to Hologic in connection with the potential occurrence of the Retransfer Date (as defined in the Purchase Agreement), including, but not limited to, the Conditional Trademark Assignment, and the FDA Retransfer Letters, or (ii) otherwise certify in writing to KV that such documents have been lost or destroyed.  Subject to the occurrence of the Effective Date, each of the Hologic Parties acknowledges and agrees that any such agreements or other documents whereby they, either individually or collectively, retained any rights in respect of the Purchase Agreement, including the Conditional Trademark Assignment, the FDA Retransfer Letters and the Retained License Agreement (as defined in the Purchase Agreement) shall be null and void and of no further effect.

13.         Motion to Approve.  Within five (5) days following the execution and delivery of this Agreement by the parties hereto, the Debtors shall file with the Bankruptcy Court in the Bankruptcy Cases a motion, pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, seeking entry of the 9019 Order.

14.         Cooperation.  Upon request by KV, the Hologic Parties shall use their commercially reasonable efforts, at the sole expense of KV, and without adverse effect on the Hologic Parties, to assist KV to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax (as defined in the Purchase Agreement) that could be imposed (including, but not limited to, with respect to the transactions contemplated under the Purchase Agreement), provided that such assistance shall not be required if, upon advice of counsel or other tax advisor, such assistance would or may increase any Tax imposed on any Hologic Party, and with such other actions in furtherance of the intent of this Agreement as KV may reasonably request from time to time.

15.         No Admission of Liability.  The parties hereto acknowledge and agree that this Agreement is not and shall not be used as, or construed to be, an admission of any kind or nature by any of the Debtor Released Parties or any of the Hologic Released Parties.

16.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of all parties hereto and their respective successors and assigns; however, there are no third party beneficiaries of this Agreement.

17.         Entire Agreement.  This Agreement contains the entire agreement among the parties hereto as to the subject matter hereof and no amendment, modification or addendum to this Agreement shall be effective unless in writing dated subsequent to the date hereof and executed by the duly authorized officers of the respective parties hereto.

18.         Representation; Corporate Power and Authority.  Each party hereto hereby represents that it has had the assistance of counsel in connection with the review and execution of this Agreement, and that each party (subject to approval of the Bankruptcy Court with respect to the Debtors) has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to consummate the transactions provided for herein.

19.         No Assignment.  The parties represent and warrant to each other that they have not heretofore assigned any of their claims against any other party to this Agreement, or granted any interest in any of their claims against any other party to this Agreement to any third party.

20.         Costs.  Each party shall bear its own costs, expenses and attorneys’ fees in connection with this Agreement and the disputes settled by this Agreement.  For the avoidance of doubt, this Section 20 shall be of no force and effect if the Effective Date has not occurred and the Settlement Payment is not made on or before the Outside Date, and all parties’ rights are reserved in connection therewith.

21.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed in such state, without giving effect to conflicts of laws principles.

22.         Consent to Jurisdiction.  The Bankruptcy Court shall retain exclusive jurisdiction over all matters arising from or relating to this Agreement.

23.         No Strict Construction.  The parties have participated jointly in the negotiation and drafting and editing of this Agreement.  In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  Accordingly, the parties herby waive California Civil Code Section 1654 and any successor or amended statute and any laws of similar effect, providing that in case of uncertainty language of a contract should be interpreted against the party who caused the uncertainty to exist.

24.         Headings.  The section headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

25.         Counterparts.  This Agreement may be executed and delivered in any number of counterparts and by facsimile or other similar electronic means (such as an e-mail exchange of .pdf, .tif or similar files), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement and Release to be executed as of the dates indicated herein below.

Hologic, Inc.

Cytyc Prenatal Products Corp.

K-V Pharmaceutical Company, on behalf of itself and the other Debtors